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                                                                    EXHIBIT 99.f
                              FIRST AMENDMENT TO

                                  BW/IP INC.

              1996 DIRECTORS STOCK AND DEFERRED COMPENSATION PLAN
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          WHEREAS, BW/IP INC. (the "Company") adopted the 1996 Directors Stock and Deferred Compensation Plan (the "Plan"); and

          WHEREAS, pursuant to Section 8 of the Plan, the Board of Directors retained the right to amend the Plan;

          NOW, THEREFORE, the Plan is amended as follows:

          1. Section 6 of the Plan is amended to delete the provisos in the first sentence of Section 6(a), the third sentence of Section 6(b) and the last sentence of Section 6(c).

          2. Sections 6(f) through (h) are hereby redesigned as Sections 6(g) through (i), respectively, and all internal cross references are hereby appropriately redesignated and a new Section 6(f) is added, to read as follows:

          (f)  Transfer Between Accounts.  Notwithstanding anything else
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     contained in the Plan to the contrary, a Participant may transfer all or any portion of the amount credited as of the date of such transfer from the Interest Account to the Stock Account, or from the Stock Account to the Interest Account, if, but only if, (i) in the case of a transfer from the Interest Account, the election with respect to such transfer is made more than six months after the date of any prior election to effect a transfer from the Stock Account and (ii) in the case of a transfer from the Stock Account, the election with respect to such transfer is made more than six months after the date of any prior election to effect a transfer from the Interest Account. Any transfer pursuant to the preceding sentence shall be effected as of the first business day of the calendar month following receipt by the Secretary of the Participant's transfer election, which shall be made in such form as the Company shall approve, provided that any
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     transfer election delivered less than [3] business days prior to the end of the prior month shall take effect as of the first business day of the second following calendar month. Any transfer to or from the Stock Account and any transfer to or from the Interest Account shall be effected based on the Fair Market Value of a share of Common Stock on the effective date of such transfer.

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          This First Amendment to the Plan shall be effective as of November 1,
     1996.

          IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officer on the 17th day of December 1996.


                              BW/IP, INC.


                              By:     John D. Hannesson
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                              Title:  Vice President
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WITNESS:


        M. J. Young
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Title:  Assistant Secretary
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